Exhibit 10.43
MARSH & MCLENNAN COMPANIES
SUPPLEMENTAL SAVINGS & INVESTMENT PLAN
(formerly the Marsh & McLennan Companies Stock Investment Supplemental Plan)
Restatement effective January 1, 2012

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PREAMBLE
Effective July 1, 1992, Marsh & McLennan Companies, Inc. (the "Company") adopted the Marsh & McLennan Companies Stock Investment Supplemental Plan (the "Plan"). The Plan provides benefits to certain employees of the Company and its participating subsidiaries whose benefits and contributions under the Marsh & McLennan Companies 401(k) Savings & Investment Plan (formerly the Marsh & McLennan Companies Stock Investment Plan) (the "Basic Plan") are limited by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code").
It is intended that benefits paid under the Plan shall be paid under an arrangement that is, for purposes of Employee Retirement Income Security Act of 1974, unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is further intended that the Plan complies with the requirements of Section 409A of the Code, including the transition rules issued by the Internal Revenue Service in Notice 2005-1, 2005-1 C.B. 274 and subsequent guidance, to the extent applicable.
The Plan has been amended and restated several times since its establishment, with the most recent restatement effective January 1, 2009 (the “January 2009 Restatement”). The Plan has since been amended. To incorporate the amendments previously made to the January 2009 Restatement and for administrative convenience, the Company hereby restates the Plan in its entirety, effective January 1, 2012.

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ARTICLE 1
DEFINITIONS
The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.
1.1    Board of Directors, Catch-Up Contributions, Code, Company, Contribution Authorization, Eligible Employee, Investment Fund, MMC Stock, Participating Company, Matching Contributions, Non-Covered Company, Plan Year, Pre-Tax Contributions, Roth Contributions, Spouse, Stock Fund, and Year of Service have the meanings given them in the Basic Plan as from time to time in effect.
1.2    Account means an account established on behalf of a Participant by the Company pursuant to Section 4.1(a).
1.3    Administrative Committee means the individual or entity appointed from time to time by the Company to address certain administrative matters under the Plan.
1.4    Annual Enrollment means the process adopted by the Plan Administrator for an Eligible Employee to enroll in the Plan with respect to a Plan Year, provided that each Annual Enrollment period as determined by the Plan Administrator shall end no later than the end of the Plan Year immediately preceding the Plan Year to which an Enrollment Authorization relates.
1.5    Basic Plan means the Marsh & McLennan Companies 401(k) Savings & Investment Plan (formerly the Marsh & McLennan Companies Stock Investment Plan).

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1.6    Beneficiary means the person or persons designated pursuant to Article 6 to receive a benefit in the event of a Participant's death before his or her Benefit has been paid in full.
1.7    Benefit means the benefit amount described in Section 5.1.
1.8    Change in Control has the meaning set forth in Section 5.5.
1.9    Committee means either the Administrative Committee or the Investment Committee. Any reference to "Committee" shall be considered a reference to either one or both of the Administrative Committee and Investment Committee as the context may require.
1.10    Compensation means a Participant's base salary from a Participating Company before any deductions for taxes and shall include any reductions in Compensation under the Plan, Pre-Tax Contributions, Roth Contributions, and any salary reduction amounts under any plan described in Section 125 of the Code or any "qualified transportation fringe benefit plan" described in Section 132(f) of the Code.
1.11    Compensation Limit means, with respect to any Plan Year, the limit established for such Plan Year pursuant to Section 401(a)(17) of the Code.
1.12    Deferral Limit means, with respect to any Plan Year and only with respect to Pre-Tax Contributions and/or Roth Contributions made under the Basic Plan, the limit on elective deferrals for such calendar year provided by the Internal Revenue Service pursuant to Section 402(g) of the Code, including the Catch-Up Contribution limitation amount set forth in Section 414(v) of the Code with respect to an eligible individual; provided, however, that the Catch-Up Contribution limitation amount shall

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be added to a Participant's Deferral Limit for a Plan Year only if he or she made Catch-Up Contributions under the Basic Plan for such Plan Year.
1.13    Disabled or Disability means that, under procedures set forth in the Company's long term disability benefit program, a determination has been made that a Participant is unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
1.14    Distribution Election means a written election of a Participant, provided on a form and in a manner specified by the Plan Administrator (which may include electronic means) from time to time, directing the time and form of payment of his or her Post-2004 Benefit or, in the absence of such an affirmative election, the Plan's default election under Section 5.3(d) which default election shall be deemed to be the Participant's Distribution Election. A Participant's distribution election with respect to the time and form of payment of his or her Pre-2005 Benefit shall be made in accordance with Section 5.2.
1.15    Enrollment Authorization means a written agreement of an Eligible Employee who has been selected to participate in the Plan, provided on a form and in a manner specified by the Plan Administrator (which may include electronic means) from time to time, that authorizes the reduction of such Eligible Employee's Compensation that would otherwise be payable to him or her by the Participating Company employing such individual for services performed after such agreement goes into effect in

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accordance with Section 3.1 and, in the case of an Eligible Employee's initial enrollment under Section 2.2, his or her initial Distribution Election.
1.16    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.17    Fair Market Value of a share of MMC Stock on any date means the closing price per share reported on the New York Stock Exchange for such date or, if no trading occurs on such date, for the last preceding day on which trading occurred.
1.18    Fund means any of the notional investment alternatives, other than Notional Shares, made available from time to time as a notional investment vehicle for Participants' Accounts under the Plan, including those, if any, based on the Investment Funds (other than the Stock Fund) made available from time to time under the Basic Plan.
1.19    Investment Committee means the individual or entity appointed from time to time by the Company to address investment-related matters under the Plan.
1.20    Investment Direction means the instructions a Participant provides to the Plan Administrator, on a form and in a manner specified by the Plan Administrator (which may include electronic means) from time to time, with respect to the (i) notional investment of future compensation reduction credits under Section 4.2 to his or her Account, (ii) notional investment of future matching credits under Section 4.3(a) to his or her Account, or (iii) reallocation of the notional balance, or a portion thereof, credited to his or her Account. In the absence of affirmative instructions provided by a Participant with respect to clauses (i) or (ii) of this Section 1.20, the Plan's

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default investment direction provided under Section 4.10 shall be deemed the Participant's Investment Direction.
1.21    Notional Investment means a bookkeeping entry made to a Participant's Account pursuant to Article 4 that records a Participant's notional investment in shares or units, as the case may be, of a Fund.
1.22    Notional Investment Value means, as of the close of any business day, the notional value based on the net asset value of an investment vehicle upon which a Fund is based.
1.23    Notional Share means a bookkeeping entry made to a Participant's Account pursuant to Article 4 in respect to his or her notional investment in a share or fractional share of MMC Stock.
1.24    Participant means an individual who has an Account that has not been terminated pursuant to Section 4.1.
1.25    Participating Company means the Company and any subsidiary or affiliate thereof (other than CS STARS, LLC) whose Eligible Employees are eligible to participate in the Basic Plan.
1.26    Payment Date means the date determined pursuant to Section 5.3(b) for the commencement of the payment of a Participant's Post-2004 Benefit. The date of payment of a Participant's Pre-2005 Benefit shall be determined pursuant to Section 5.2.

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1.27    Plan means this Marsh & McLennan Companies Supplemental Savings & Investment Plan (formerly the Marsh & McLennan Companies Stock Investment Supplemental Plan) as in effect from time to time.
1.28    Plan Administrator means the individual or entity appointed from time to time by the Company to administer the Plan.
1.29    Post-2004 Benefit means the Benefit reduced by the Pre-2005 Benefit.
1.30    Pre-2005 Benefit means the portion of the Benefit attributable to amounts credited, adjusted for notional earnings and losses, to a Participant's Pre-2005 Sub-Account.
1.31    Pre-2005 Sub-Account means a sub-account established as part of an Account of a Participant by the Company pursuant to Section 4.1(b).
1.32    Retirement means (i) with respect to a Participant's Post-2004 Benefit, a Participant's Termination of Employment that occurs (A) on or after a Participant's fifty-fifth (55th) birthday provided he or she has been credited with at least five (5) Years of Service or (B) on or after his or her sixty-fifth (65th) birthday, and (ii) with respect to a Participant's Pre-2005 Benefit, a Participant's separation from service, as determined by the Plan Administrator under the rules and administrative practices of the Plan that were in effect prior to January 1, 2005 and in accordance with the employment practices of the Company at such time, that occurs (A) on or after a Participant's fifty-fifth (55th) birthday provided he or she has been credited with at least five (5) Years of Service or (B) on or after his or her sixty-fifth (65th) birthday.

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1.33    Specified Employee means a Participant who is an Eligible Employee and has met the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with Treasury regulations and disregarding Section 416(i)(5) of the Code) at any time during a twelve (12) month period ending on December 31 (the "Identification Date"). A Participant who meets any of those requirements at any time during a twelve (12) month period ending on an Identification Date shall be treated as a Specified Employee with respect to a Termination of Employment that occurs during the 12-month period beginning on the first day of the fourth month following the Identification Date.
1.34    Termination of Employment or Terminates Employment means termination of all active employment with the Company, and all related entities aggregated with the Company under Section 414(b) or Section 414(c) of the Code. For purposes of this Section, a Participant's "active employment" is considered to have terminated when the number of hours of service per week performed by the Participant for a Participating Company or Non-Covered Company in a week are twenty percent (20%) or less of the average weekly hours worked by the Participant during the previous thirty-six (36) month period. Notwithstanding the foregoing to the contrary, a Participant, who is not performing services for a Participating Company or Non-Covered Company because he or she is on a bona fide leave of absence, Terminates Employment under the Plan only after such leave of absence exceeds six (6) months or such longer period of time as provided under an applicable statute or by contract. This Section 1.34 shall be administered in accordance with Treas. Reg. §1.409A-1(h)(1).

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ARTICLE 2
ELIGIBILITY AND ENROLLMENT
2.1    Eligibility. An Eligible Employee who actively participates in the Basic Plan, other than an employee of CS STARS, LLC, including a former Eligible Employee who is rehired by a Participating Company or an Eligible Employee who has been transferred from a Non-Covered Company to a Participating Company, whose Contribution Authorization under the Basic Plan is not suspended pursuant to Section 3.5 of the Basic Plan and whose opportunity to cause contributions to be made pursuant to Section 3.1 of the Basic Plan could reasonably be expected to be limited in any Plan Year by the operation of the Compensation Limit, may be selected by the Plan Administrator to enroll in the Plan in order to (i) reduce and defer a portion of his or her Compensation during such Plan Year pursuant to Section 3.1 of this Plan and have such deferred amount credited to his or her Account pursuant to Section 4.1, and (ii) have matching amounts credited to his or her Account pursuant to Section 4.3 of this Plan.
2.2    Initial Enrollment.
(a)    New Hire. In the case of any individual who is newly hired on or after January 1, 2011 by a Participating Company and who satisfies the eligibility requirements of Section 2.1, such individual may complete and submit to the Plan Administrator his or her Enrollment Authorization and Distribution Election during the first Annual Enrollment period occurring on or after his or her date of hire; provided, however, if such individual's date of hire occurs on or after the date the Plan Administrator, pursuant to procedures it adopts, establishes as the last day of the Annual

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Enrollment period for determining an individual's eligibility to participate in the Plan, then such individual's initial Annual Enrollment period shall be the Annual Enrollment period beginning in the next succeeding Plan Year.
(b)    Rehires and Transferees. Effective January 1, 2008, a former Participant who has Terminated Employment and is rehired by the Company or Participating Company or an individual transferred to the Company or Participating Company by a company that is not a Participating Company who satisfies the eligibility requirements of Section 2.1 may re-enroll or enroll in the Plan no earlier than in the Annual Enrollment period that immediately follows the date such former Participant or individual satisfies the eligibility requirements of Section 2.1.
(c)    Acquisitions. In the case of any individual who is employed by an Acquired Company on its date of acquisition by a Participating Company and satisfies the eligibility requirements of Section 2.1 of the Plan, such individual may complete and submit to the Plan Administrator his or her Enrollment Authorization and Distribution Election during the first Annual Enrollment period occurring on or after the closing date of the Acquired Company's acquisition by a Participating Company; provided, however, if the closing date of an Acquired Company's acquisition is scheduled to occur on or about, but no later than, the last day of a Plan Year, the Plan Administrator, at the direction of the Participating Company, shall provide an individual not otherwise eligible to participate in the Plan under the provisions of this Section 2.2(c) with his or her initial Enrollment Authorization and Distribution Election during the Annual Enrollment period occurring during the Plan Year in which the closing date of Acquired Company's acquisition occurs; and, provided further, the acceptance of such Enrollment

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Authorization and Distribution Election by the Plan Administrator shall be contingent upon such acquisition closing on a date that is no later than the last day of such Plan Year.
(d)    No Distribution Election. If an Eligible Employee selected under Section 2.1 to participate in the Plan completes and submits to the Plan Administrator an Enrollment Authorization, but fails to timely complete and submit his or her Distribution Election to the Plan Administrator in accordance with paragraphs (a), (b) or (c) of this Section 2.2, such Eligible Employee shall be deemed to have made the default election described in Section 5.3(d) but shall be eligible to make a subsequent Distribution Election in accordance with the provisions of Section 5.3(e).
2.3    Annual Enrollment. Except as provided in Section 2.2, each Eligible Employee who is eligible to participate in the Plan for a Plan Year shall complete and submit to the Plan Administrator a Contribution Authorization under the Basic Plan and an Enrollment Authorization related to such Plan Year during the Annual Enrollment period. An Eligible Employee who fails to timely submit a completed Contribution Authorization or Enrollment Authorization shall not participate in the Plan for such Plan Year. An Enrollment Authorization under this Section 2.3 shall become effective on the first day of the Plan Year to which it relates and irrevocable no later than the last day of such Annual Enrollment period.

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ARTICLE 3
ELIGIBLE EMPLOYEE DEFERRALS
3.1    Deferral Election. Subject to Section 3.2, an Eligible Employee who is eligible pursuant to Section 2.1 to participate in the Plan for a Plan Year may direct the Participating Company that employs him or her to reduce his or her Compensation for the calendar year that includes such Plan Year from 1% to 30% of the Eligible Employee's Compensation and to pay such amount (as adjusted pursuant to this Plan) to such Eligible Employee or his or her Beneficiary in the future as deferred compensation under this Plan. Any designation by an Eligible Employee pursuant to this Section 3.1 shall be contained in his or her annual Enrollment Authorization.
3.2    Timing of Compensation Reduction. Reductions in Compensation effected by payroll deduction shall commence in, or immediately following, the payroll period in which the Eligible Employee's Compensation first exceeds the Compensation Limit or his or her Pre-Tax Contributions and/or Roth Contributions exceed the Deferral Limit.
3.3    Suspension of Enrollment Authorization. Notwithstanding any other provision contained herein, a Participant's Enrollment Authorization for a Plan Year shall be suspended during such Plan Year for the period during which such Participant is (i) on an unpaid leave of absence from the Participating Company (but only during the period of time that precedes a Participant's Termination of Employment if one is deemed to occur), or (ii) eligible for, and in receipt of, benefit payments under the Participating Company's long-term disability plan. Such suspension shall cease to

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apply and the Participant's Enrollment Authorization shall be reinstated if and when such Participant returns to active employment with a Participating Company during such Plan Year.
3.4    Contingent Enrollment Authorization. If a Participant's period of (i) unpaid leave of absence from a Participating Company, or (ii) eligibility for, and receipt of, benefit payments under such Participating Company's long-term disability plan occurs during a Plan Year, and is expected to continue beyond the end of that Plan Year, such Participant may make deferrals to the Plan in a future Plan Year to the extent the Participant completes an Enrollment Authorization under Section 2.3 for such future Plan Year; provided, however, that the Participant's Enrollment Authorization shall become effective and irrevocable in the first payroll period following such Participant's return to active employment with a Participating Company during such future Plan Year.

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ARTICLE 4
ACCOUNTS
4.1    Accounts.
(a)    Establishment of Accounts. The Company shall establish an Account for each Participant which shall be credited with Notional Shares and/or Notional Investments in accordance with his or her Investment Direction based upon such Participant's Compensation reductions made pursuant to his or her timely completed Enrollment Authorization and matching amounts attributable thereto. Each Account shall also be credited with reinvested notional dividends and notional investment gains, if any. A Participant's Account shall be debited for Benefits paid to or in respect of such Participant, including tax withholding pursuant to Section 5.7, and notional investment losses, if any. An Account shall be terminated when there are no longer any Notional Shares or Notional Investments credited to it.
(b)    Pre-2005 Sub-Accounts. The Company shall establish a Pre-2005 Sub-Account for each Participant who participated in the Plan before January 1, 2005 and shall credit each Pre-2005 Sub-Account with the December 31, 2004 balance of each such Participant's Account, respectively. The Pre-2005 Sub-Account shall be credited/debited with post-2004 notional earnings/losses, and debited with Pre-2005 Benefits paid to or in respect of such Participant, including tax withholding pursuant to Section 5.7. Effective for Plan Years beginning on or after January 1, 2005, the Pre-2005 Sub-Account shall not be credited with any amount described in Section 4.2, Section 4.3 or Section 4.4.

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4.2    Credits for Compensation Reductions. The reduction in a Participant's Compensation for any payroll period made pursuant to his or her Enrollment Authorization shall be credited to the Participant's Account in accordance with procedures and at such times established from time to time by the Plan Administrator and notionally invested in Notional Investments (including Notional Shares) in accordance with the Participant's Investment Direction.
4.3    Credits for Company Match.
(a)    Matching Credits. Provided that a Participant has completed at least one (1) Year of Service and reductions of his or her Compensation have been credited in accordance with Section 4.2 to his or her Account, then such Participant shall be credited with additional amounts based on the formula applicable to Participating Company Matching Contributions under Section 3.7.1 of the Basic Plan ("Matching Credits") and notionally invested in Funds and/or Notional Shares in accordance with the Participant's Investment Direction; provided, however, that no portion of a Participant's Compensation (and any reductions related thereto) shall be taken into account during any payroll period for both Participating Company Matching Contributions under the Basic Plan and Matching Credits under this Plan.
(b)    Performance-Based Credits. Effective for the Plan Years that commence January 1, 2006, January 1, 2007 and January 1, 2008, at the time and at the same rate that the Company allocates Participating Company Matching Contributions with respect to a Plan Year in accordance with Section 3.7.2 of the Basic Plan ("Performance-Based Credits"), the Company shall credit Performance-Based Credits to the Account of a Participant in the same manner as Matching Credits are credited to his or

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her Account provided that the Participant is actively employed by a Participating Company on the last business day of the Plan Year, or incurred a disability (as defined in Section 1.22 of the Basic Plan) during the Plan Year, or terminated employment (as determined in accordance with Section 1.70 of the Basic Plan) during the Plan Year by reason of Retirement or death.
(c)    The sum for any Plan Year of the Matching Credits and Performance-Based Credits to a Participant's Account pursuant to paragraphs (a) and (b) of this Section 4.3 of this Plan and the Participating Company Matching Contributions allocated to him or her pursuant to Section 3.7 of the Basic Plan shall not exceed in the aggregate the maximum rate specified from time to time under Section 3.7 of the Basic Plan. The amount credited pursuant to Section 4.3 of this Plan shall be adjusted to the extent necessary to comply with the limitation set forth in the preceding sentence.
4.4    Post-Termination Credits. If an Account is credited under Section 4.2 or Section 4.3 after the Participant incurred a Termination of Employment, such credit or credits shall be notionally invested in accordance with the Investment Direction last in effect immediately prior to the Participant's Termination of Employment.
4.5    Nonforfeitable Account. A Participant's right to the balance credited to his or her Account shall be fully vested and nonforfeitable at all times.
4.6    Credits for Dividend Reinvestment, Other Distributions and Adjustments.
(a)    Whenever a cash dividend is declared on MMC Stock, each Account shall receive a notional credit in the same dollar amount as the cash dividend for

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each Notional Share credited to each such Account on the record date for dividend payment. The notional dollar amount in each Account shall be converted into additional Notional Shares based on the Fair Market Value of MMC Stock on the dividend payment date. In the event of a stock dividend or distribution, stock split, recapitalization or the like, each Account shall be credited on the record date of such event with a number of Notional Shares equal to the number of shares of MMC Stock payable in respect of a share of MMC Stock for each Notional Share credited to each such Account on such record date.
(b)    Whenever a cash dividend, income distribution or other amount is paid in respect of a Fund or any other adjustment is made to the number of shares or units representing an interest in a Fund, then each Account that is credited with a Notional Investment in such Fund shall be credited, or adjusted in accordance with procedures established by the Plan Administrator from time to time to reflect such cash dividend, income distribution or other amount or adjustment.
4.7    Accounts Confer No Interest in Assets.
(a)    Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Funds and Notional Shares are to be used only for the purposes of determining the amount of notional earnings to be credited and/or notional losses to be debited to a Participant's Account, and a Participant's designation of any such Fund or Notional Share, the crediting of Notional Investments and Notional Shares to an Account, the calculation of notional earnings and/or losses and the crediting or debiting of such notional earnings or notional losses to an Account shall not be considered or

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construed in any manner as an actual investment of an Account in any actual investment fund (including the Investment Funds under the Basic Plan) or in MMC Stock. In the event the Company or any Participating Company, in its sole discretion, decides to invest any amount in any or all of the actual investment funds (including the Investment Funds under the Basic Plan), no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, an Account shall at all times be a bookkeeping entry only and shall not represent an investment made on behalf of any Participant by the Company or any Participating Company.
(b)    Each Participant shall bear the full responsibility for all results associated with his or her designation of any Fund and/or Notional Shares under this Article 4 for notional investment, and neither the Company, Participating Company, Plan Administrator nor the Investment Committee shall have any responsibility or liability with respect to any Participant's designation of any Fund and/or Notional Shares.
4.8    Valuation of Accounts and Account Statements. The Plan Administrator may determine the notional value of all Accounts at such times as designated under procedures established by the Plan Administrator from time to time. The Plan Administrator shall furnish or make available, at any time designated under procedures established by the Plan Administrator from time to time, electronic or written statements to each Participant setting forth the number of Notional Shares and their value credited to his or her Account, the Notional Investments and their respective Notional Investment Values credited to his or her Account, and, if applicable, his or her Pre-2005 Sub-Account, as of the date designated in the statement.

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4.9    Changing Notional Investments.
(a)    Account Balances. A Participant may change the allocation of Notional Investments credited to his or her Account among the Funds (including, for this purpose, Notional Shares) or transfer Notional Investments from a specific Fund into one or more replacement Funds in accordance with procedures and in increments established by the Plan Administrator from time to time. A Participant may not reallocate or transfer Notional Shares credited to his or her Account and/or Pre-2005 Sub-Account to any Fund.
(b)    Compensation Reduction. A Participant may change the notional allocation of future reductions in his or her Compensation to be credited to his or her Account pursuant to Section 4.2 among the Funds and Notional Shares in accordance with procedures established by the Plan Administrator from time to time.
(c)    Matching Credits. A Participant may change the notional allocation of Matching Credits made pursuant to Section 4.3(a) among the Funds and Notional Shares in accordance with procedures established by the Plan Administrator from time to time.
4.10    Default Investment Direction. If an Eligible Employee, selected in accordance with Section 2.1 to participate in the Plan, timely completes and submits to the Plan Administrator his or her Enrollment Authorization but fails to timely complete and submit an Investment Direction to the Plan Administrator at the time of his or her initial enrollment in the Plan under Section 2.2, the Account of such Participant shall be

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deemed notionally invested in the default Investment Fund designated for the Plan by the Investment Committee until he or she submits a completed Investment Direction.
4.11    Delayed Crediting of Notional Shares or Notional Investments. If the Plan Administrator determines that the crediting of Notional Shares or Notional Investments to any Account at the time specified in this Article 4 would or could be a violation of applicable law, then such crediting shall be delayed until the Plan Administrator, in its sole discretion, determines it to be permitted. In the event of any such delay, the number of Notional Shares and Notional Investments that are eventually credited to the Account shall be determined based on the Fair Market Value of a share of MMC Stock and the Notional Investment Values determined on the date such Notional Shares and/or Notional Investments are credited to such Account.

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ARTICLE 5
BENEFITS
5.1    Benefits. For purposes of determining the amount to which a Participant is entitled under the Plan, a Participant's Benefit payable at any time shall be equal to (i) the number of Notional Shares (including fractional Notional Shares) that have been credited to his or her Account at such time and (ii) the Notional Investment Value of the Notional Investments that have been credited to his or her Account at such time. Except as provided in Section 5.5 hereof or by procedures established from time to time by the Plan Administrator, the portion of the Benefit in respect of Notional Shares shall be paid only in shares of MMC Stock and the portion of the Benefit in respect of Notional Investments shall be paid only in cash. If a Participant has elected payment of his or her Benefit, or a portion of such Benefit, in installments pursuant to Section 5.2(b) and/or Section 5.3(c) or (d), the number of Notional Shares and value of Notional Investments credited to his or her Account shall be ratably reduced in accordance with the procedures established by the Plan Administrator from time to time.
5.2    Time and Method of Payment Elections of Pre-2005 Benefits.
(a)    In General. Subject to the provisions of paragraph (b) of this Section 5.2, a Participant may, under uniformly applicable rules, elect the time and/or form of payment of his or her Pre-2005 Benefit. Any such election shall remain in effect until such time as a new election shall become effective hereunder.
(b)    Time and Payment Election. Under procedures established by the Plan Administrator from time to time, a Participant may elect that, in the event of

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his or her Retirement or death, his or her Pre-2005 Benefit be paid to him or her (or his or her Beneficiary) in (i) a single lump sum distribution, or (ii) annual installments over a period of two (2) to fifteen (15) years as he or she may designate. The Participant may also elect that his or her Pre-2005 Benefit be paid, or begin to be paid if annual installments are elected, to him or her (or his or her Beneficiary) (x) as of the last business day of the calendar month (or, if it is not administratively practicable to make the payment in such month, the succeeding calendar month) following the date of such Retirement or death, (y) during the first calendar quarter of the Plan Year that immediately follows the Plan Year of such Retirement or death, or (z) during the first calendar quarter of the fifth (5th) Plan Year that follows the Plan Year of such Retirement or death. Any election under this paragraph (b) shall take effect twelve (12) months after the election is made and shall replace any distribution election made previously by the Participant with respect to his or her Pre-2005 Benefit. If a Participant separates from service before the twelve (12) month period above has elapsed, his or her previous distribution election which has been in effect for at least twelve (12) months shall control or, if none, distributions shall be made in accordance with Section 5.2(d). In the event a Participant elects that his or her Pre-2005 Benefit be distributed to him or her in the form of annual installments, the Participant shall also direct at the same time that in the event of his or her death whether the balance of his or her Pre-2005 Benefit shall be paid to his or her Beneficiary in the form of a single lump sum distribution or shall be paid in annual installments for the remainder of the installment period designated by the Participant. Notwithstanding the foregoing provisions of this paragraph (b), in the event a Participant separates from service for any reason other than Retirement or death, his or her Pre-2005

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Benefit shall be paid in a single lump sum as soon as administratively practicable following such Participant's separation from service.
(c)    Death Benefit. In the event that a Participant dies before payment of his or her Pre-2005 Benefit commenced or was completed, the balance of his or her Pre-2005 Benefit shall be paid to his or her Beneficiary as soon as administratively practicable following the Participant's death in accordance with his or her last effective distribution election made in accordance with Section 5.2(b). If no election is in effect, the unpaid balance of such Pre-2005 Benefit shall be paid in a single lump sum distribution as soon as administratively practicable after the Participant's death.
(d)    Default Method of Distribution. In the event that a Participant has not made a timely election in accordance with Section 5.2(b), upon the Participant's Retirement or death, the Participant's Pre-2005 Benefit shall be paid to him or her (or his or her Beneficiary) in a single lump sum as soon as administratively practicable following such separation from service.
(e)    Separation from Service. For purposes of this Section 5.2, a Participant's separation from service for any reason other than Retirement or death shall be determined by the Plan Administrator under the rules and administrative practices of the Plan that were in effect prior to January 1, 2005 and in accordance with the employment practices of the Company at such time, as distinct from the rules that apply to a Participant's Termination of Employment for purposes of Section 5.3 of the Plan.
5.3    Time and Method of Payment Elections of Post-2004 Benefits.

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(a)    In General. A Participant may elect the form of payment of his or her Post-2004 Benefit by timely completing and submitting a Distribution Election to the Plan Administrator in accordance with procedures established the Plan Administrator from time to time. Any such Distribution Election shall remain in effect until such time as a subsequent Distribution Election made in accordance with Section 5.3(d) shall become effective.
(b)    Payment Date. For purposes of this Section 5.3, the Payment Date of a Participant's Post-2004 Benefit shall be the date of the first to occur of: (i) the Participant's Retirement; (ii) the Participant's Disability; (iii) the Participant's death; (iv) a Change in Control; or (v) the Participant's Termination of Employment for any reason other than Retirement, Disability or death.
(c)    Initial Distribution Elections. In accordance with Section 2.2 and subject to Section 5.3(e), a Participant may direct in the Distribution Election that, in the event of his or her Retirement, Disability or death, his or her Post-2004 Benefit be paid to him or her (or his or her Beneficiary) in (i) a single lump sum distribution, or (ii) annual installments over a period of two (2) to fifteen (15) years as he or she may designate. A Participant may also direct in the Distribution Election that his or her Post-2004 Benefit be paid or commence: (x) as soon as administratively practicable following his or her Payment Date but no later than ninety (90) days after such Payment Date; (y) during the first calendar quarter of the Plan Year that immediately follows the Plan Year of his or her Payment Date for Retirement, Disability or death; or (z) during the first calendar quarter of the fifth (5th) Plan Year that follows the Plan Year

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during which his or her Payment Date for Retirement, Disability or death occurs. In the event a Participant elects that his or her Post-2004 Benefit be distributed to him or her in the form of annual installments, the Participant shall also direct, in the event of his or her death, whether the balance of his or her Post-2004 Benefit shall be paid to his or her Beneficiary in the form of a single lump sum distribution or shall be paid in annual installments for the remainder of the installment period designated by the Participant.
(d)    Default Distribution Election on Account of Termination of Employment. Subject to Section 5.3(e), if a Participant fails to timely submit a completed initial Distribution Election in accordance with Section 2.2 and Section 5.3(c), his or her Post-2004 Benefit shall be paid in a single lump sum as soon as administratively practicable following his or her Payment Date for Termination from Employment for any reason other than Disability or death but no later than ninety (90) days after such Payment Date.
(e)    Subsequent Distribution Elections. Notwithstanding a Participant's initial Distribution Election under Section 5.3(c) or his or her default election under Section 5.3(d), a Participant may complete and submit to the Plan Administrator, in accordance with procedures established by the Plan Administrator from time to time, a subsequent Distribution Election in which he or she designates the time or form of the payment of his or her Post-2004 Benefit. Notwithstanding the foregoing, if a Participant designates annual installments as the form of payment in his or her initial Distribution Election, he or she may not reduce the number of annual installments previously elected; provided, however, a Participant may still designate, in accordance

{00198838-2}    -24-

with the rules of this paragraph (e), the single lump sum distribution as the form of payment. Except in the cases of Disability or death, if a Participant submits a subsequent Distribution Election under this paragraph (e), such election must provide that payment shall be made or commence no sooner than five (5) calendar years from the time such payment otherwise would have been made or would have commenced. For purposes of this paragraph (e), a subsequent Distribution Election shall be effective only if the Distribution Election is made at least twelve (12) months prior to the time of payment specified in the immediately preceding Distribution Election. The annual installment form of payment under Section 5.3 shall be treated as a single payment for purposes of this paragraph (e).
(f)    Default Distribution Election on Account of Disability. In the event a Participant fails to timely submit a completed initial Distribution Election in accordance with Section 2.2 and Section 5.3(c) and becomes Disabled, his or her Post-2004 Benefit shall be paid in a single lump sum in the calendar month, or immediately succeeding calendar month, that a determination has been made that the Participant is Disabled.
(g)    Death Benefit. In the event that a Participant dies before payment of his or her Post-2004 Benefit was made in a single lump sum distribution or commenced to be paid in annual installments, his or her Post-2004 Benefit shall be paid to his or her Beneficiary at the time and in the form designated in the Participant's Distribution Election in effect at the time of death. If no Distribution Election is in effect at the time of the Participant's death, the Post-2004 Benefit shall be paid to his or her Beneficiary in a single lump sum distribution as soon as administratively practicable

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following the Participant's date of death but no later than ninety (90) days after such Payment Date. If a Participant dies after annual installments have commenced, payment of the balance of his or her Post-2004 Benefit shall be made to his or her Beneficiary in accordance with his or her Distribution Election; provided, however, if the Distribution Election provided for the continuation of installment payments, then the remaining annual installments shall be paid to the Participant's Beneficiary on the annual installment payment date that is established by the Plan Administrator from time to time that applies to all annual installment payments made under the Plan next following the Participant's date of death.
(h)    Termination of Employment for any Other Reason. Notwithstanding a Participant's Distribution Election made under Section 5.3(c) or (e), in the event that a Participant Terminates Employment for any reason other than Retirement, Disability or death, his or her Post-2004 Benefit shall be paid in a single lump sum distribution as soon as administratively practicable following the date of the Participant's Termination from Employment for any reason other than Retirement, Disability or death, but no later than the 90-day period following such Termination from Employment.
(i)    Determination of Payment Date. Except as may otherwise be provided in Section 5.3(e) with respect to subsequent distribution elections, no Participant or Beneficiary shall have the right to designate the date or taxable year of payment of any distributions to be made under Sections 5.3(c), (d), (g) or (h) of the Plan.
(j)    Specified Employee Rule.    Notwithstanding a Specified Employee's election under Section 5.3(c) or (e) that is effect on his or her Payment Date, the application of the default election rules under Section 5.3(d) or the distribution rules

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of Section 5.3(h), the payment or commencement of payment of a Specified Employee's Post-2004 Benefit following his or her Termination from Employment shall not be made or commence before the earlier of (i) the date that is six (6) months following his or her Termination of Employment other than for Disability, or (ii) the date of his or her death.
5.4    Source of Payment. The Benefit of each Participant shall be the obligation of the Participating Company or Companies that employed such Participant at the time reductions in the Participant's Compensation were made pursuant to Section 3.1, and shall be the general liability of such Participating Company or Companies. The claim of a Participant or Beneficiary to a Benefit shall at all times be merely the claim of an unsecured creditor of the Participating Company or Companies responsible therefor. No trust, security, escrow, or similar account need be established for the purpose of paying Benefits. However, the Company may in its discretion establish a custodial account or "rabbi trust" (or other arrangement having equivalent taxation characteristics under the Code and applicable regulations or rulings) to hold assets of the Participating Companies, subject to the claims of such Participating Companies' creditors in the event of insolvency, for the purpose of paying Benefits. If the Company establishes such an account or trust, amounts paid therefrom shall discharge the obligations hereunder to the extent of the payments so made.
5.5    Change in Control.
(a)    For purposes of Section 5.3 and this Section 5.5, a "Change in Control" shall have occurred if:

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(i)    any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of MMC Stock), or more than one person acting as a group is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities;
(ii)    during any 12-month period, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(iii)    there is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined

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voting power of the voting securities of the Company or such surviving entity (or any parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) or more than one person acting as a group acquired fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or
(iv)    during any 12-month period, any person or more than one person acting as a group acquires all or substantially all of the Company's assets (or any transaction having a similar effect); provided that such assets have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company and its subsidiaries.

(b)    Notwithstanding any contrary provision of the Plan, upon the occurrence of a Change in Control, the Company shall pay to each Participant (including a Participant who is a Specified Employee), his or her Benefit (i) in a single distribution of shares of MMC Stock in respect of the number of Notional Shares credited to his or her Account and a single lump sum distribution of cash equal to the Notional Investment Value of his or her Notional Investments credited to his or her Account or (ii) to the extent all of the shares of MMC Stock have been changed, exchanged or converted into cash, property or other securities of the Company in connection with such Change in

{00198838-2}    -29-

Control, in such cash, property or other securities to which such Participant would have been entitled if his or her Benefit had been paid to him or her in the manner as set forth in clause (i) hereof immediately prior to the Change in Control. The Company shall make payments on or after the date of the Change in Control, but in no event shall payment be made later than the latest of (i) the last day of the calendar year in which such Change in Control occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of the Change in Control, provided that the Participant shall not designate, directly or indirectly, the taxable year of payment.
5.6    Payment on Account of Income Inclusion. Notwithstanding any provision in the Plan to the contrary, in the event it is determined at any time that the Plan fails to comply with the requirements of Section 409A of the Code and/or Treasury regulations, a single lump sum distribution shall be paid to an affected Participant within thirty (30) days of such determination. Such payment may not exceed the amount required to be included in the income of such Participant as a result of the failure to comply.
5.7    Withholding All deferrals and payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax or other law. The Participating Company or Companies responsible for payment of a Benefit shall have the right to (i) require as a condition of deferral and payment that the payee remit to such Participating Company or Companies an amount sufficient in its or their opinion to satisfy all applicable withholding requirements, or (ii) accelerate the time of a payment, or make a payment from the Plan, in order to pay employment taxes under

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Sections 3101, 3121(a) and 3121(v)(2) of the Code, wage withholding under Section 3401 of the Code and wage withholding under applicable state, local and foreign tax law. If the event giving rise to the withholding obligation is the payment of shares of MMC Stock, then the withholding obligation may be satisfied by having the Participating Company or Companies withhold shares of MMC Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined by the Plan Administrator as of the date on which the amount of tax to be withheld is determined.
5.8    Delays in Payment. Notwithstanding any other provision of this Article 5, the Plan Administrator may delay the payment of a Benefit in accordance with Treas. Reg. §1.409A-2(b)(7)(i) if the Plan Administrator reasonably anticipates that making the payment would result in the loss of a Participating Company's right to a tax deduction for such payment due to the application of Section 162(m) of the Code. The Plan Administrator may also delay payment of a Benefit in accordance with Treas. Reg. §1.409A-2(b)(7)(ii) if the Plan Administrator reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law.

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ARTICLE 6
BENEFICIARIES
6.1    Beneficiary Designation.
(a)    A Participant shall designate a Beneficiary or Beneficiaries of his or her Benefit. The designated Beneficiary or Beneficiaries may or may not be such Participant's designated beneficiary or beneficiaries under the Basic Plan.
(b)    A Participant shall designate his or her primary Beneficiary or Beneficiaries and contingent Beneficiary or Beneficiaries by completing and submitting to the Plan Administrator a written designation on a form and in a manner specified by the Plan Administrator (which may include electronic means) from time to time.
(c)    In the event that there is no properly designated Beneficiary or contingent Beneficiary living at the time of a Participant's death, the Participant's unpaid Benefit shall be paid to his or her surviving Spouse, or, if there is no surviving Spouse, to the executors or administrators of his or her estate. The person or persons to whom such amount is paid shall be deemed to be the deceased Participant's Beneficiary for purposes of Article 5 of this Plan.
6.2    Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Plan Administrator, such benefits may be paid to the person to whom the corresponding benefits under the Basic Plan are paid pursuant to Section 11.3 thereof.

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ARTICLE 7
ADMINISTRATION
7.1    Appointment of Plan Administrator. The Plan shall be administered by the Plan Administrator. Without limiting the generality of the foregoing, the Plan Administrator shall have the power and discretion to:
(a)    make and enforce rules and regulations and prescribe the use of forms it deems appropriate for the administration of the Plan (including the discretion to prescribe the form or other method of communication, consistent with applicable law, for any particular purpose specified in the Plan, whether or not the Plan specifies that such communication be written);
(b)    construe all terms, provisions, conditions and limitations of the Plan and resolve ambiguities, inconsistencies and omissions;
(c)    determine all questions arising out of or in connection with the provisions of the Plan or its administration in any and all cases in which it deems such a determination advisable, such determinations to be final and conclusive on all persons;
(d)    delegate authority to agents and other persons to act on its behalf in carrying out the provisions and administration of the Plan, and to take or direct any action required or advisable with respect to the administration of the Plan.
7.2    Claims Procedure. If the Plan Administrator, or an individual delegated with the authority to make initial claim determinations, denies any Participant's or Beneficiary's claim for benefits under the Plan:

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(a)    the Plan Administrator or individual delegated with the authority to make initial claim determinations shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and
(b)    the Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Plan Administrator of the decision to deny his or her claim for Plan benefits, generally in the same manner for claims made under the Basic Plan.
7.3    Service of Process. The Company or such other person as may from time to time be designated by the Company shall be the agent for service of process under the Plan.
7.4    No Bond Required. No bond or other security shall be required of the Plan Administrator or any individual to whom the Plan Administrator delegates authority except as may be required by law.
7.5    Limitation of Liability; Indemnity. Except to the extent otherwise provided by law, if any duty or responsibility of the Plan Administrator or the Committee has been allocated or delegated to any other individual in accordance with any provision of this Plan, then neither the Plan Administrator nor Committee (as the case may be) shall be liable for any act or omission of such individual in carrying out such duty or responsibility. The Company shall indemnify and save the Plan Administrator and each person who is a member of the Committee, and each employee or director of a Participating Company harmless against any and all loss, liability, claim,

{00198838-2}    -34-

damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim) to the fullest extent permitted under applicable law, except when the same is judicially determined to be due to the gross negligence or willful misconduct of the Plan Administrator or such Committee member, employee or director.
7.6    Payment of Expenses. The Plan Administrator and its members shall serve without special compensation. Expenses of plan administration shall be paid by the Company.

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ARTICLE 8
AMENDMENT AND TERMINATION
8.1    Right Reserved. (a)    Subject to Section 8.2, the Board of Directors may at any time amend or terminate the Plan, retroactively or otherwise, provided that such amendment shall not cause the Plan to violate Section 409A of the Code or Treasury regulations thereunder. However, no such amendment or termination shall reduce any Participant's Benefit determined as though the date of such amendment or termination were the date of his Termination of Employment. The Chief Executive Officer or any officer designated by him also may amend the Plan to the extent permitted under the Employee Benefit Plan Guidelines adopted by the Board of Directors as of September 18, 2003, as from time to time amended.
(b)    In its discretion, the Company may upon termination of the Plan or at any time thereafter pay to every Participant (or Beneficiary) in a single distribution a number of shares of MMC Stock equal to the number of Notional Shares credited to his or her Account and a lump sum payment equal to the Notional Investment Value of his or her Notional Investments, whereupon all Accounts shall be terminated; provided, however, no payment shall be made under this paragraph (b) if the termination and liquidation of the Plan does not satisfy any of the permissible circumstances set forth in Treas. Reg. §1.409A-3(j)(4)(ix).
(c)    If, upon termination of the Plan, the conditions and circumstances for liquidation of the Accounts under Treas. Reg. §1.409A-3(j)(4)(ix) are not satisfied, no more Eligible Employees shall become Participants, and reductions in

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Compensation under Section 3.1 and the associated credits under Section 4.2 and 4.3 shall cease. Notwithstanding termination of the Plan, a Participant may continue to provide Investment Directions to the Plan Administrator until his or her Benefit is distributed. For the purposes of this paragraph (c), Benefits shall be distributed in accordance with Article 5.
(d)    Notwithstanding a termination of the Plan, additional Notional Shares and Notional Investments shall continue to be credited to each Account as dividend reinvestments pursuant to Section 4.6 until such time as such Account is liquidated.
8.2    Action to Bind Participating Company. Upon the execution of the Plan by the Company, each Participating Company designates the Company as its agent to administer the Plan. Any amendment or termination of the Plan by the Company shall be binding upon each Participating Company.
8.3    Cessation of Credits of Notional Shares. Reductions in Compensation under Section 3.1 and the associated credits under Section 4.2 and 4.3 shall cease to be credited as Notional Shares effective as of May 14, 2013 or, if earlier, at such time as (a) the aggregate number of shares of MMC Stock paid pursuant to Article 5 on or after May 15, 2003, plus (b) the aggregate number of Notional Shares credited to Participants' Accounts on or after May 15, 2003, equals the share authorization set forth in Section 10.2.

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ARTICLE 9
MISCELLANEOUS
9.1    Doubt as to Right to Payment. If any doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Plan Administrator may, in its discretion, direct that payment of such benefits be deferred until such right or amount or time is determined, or until a court of competent jurisdiction orders that such benefits be paid into court in accordance with appropriate rules of law, or the Plan Administrator may direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Plan Administrator).
9.2    Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a "domestic relations order" as defined in Section 414(p) of the Code or otherwise.
9.3    Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.
9.4    Data. Any Participant or Beneficiary claiming a Benefit under the Plan shall furnish to the Plan Administrator such documents, evidence or information as t

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he Plan Administrator shall consider necessary or desirable for the purpose of administering the Plan, or to protect the Plan Administrator. It is a condition of the Plan that each such Participant or Beneficiary shall furnish promptly true and complete data, evidence or information and sign such documents as the Plan Administrator may require before any benefits become payable under the Plan.
9.5    Separability. If any provision of the Plan is determined to be invalid, unenforceable or inconsistent with any applicable law, including Section 409A of the Code, its invalidity, unenforceability or inconsistency with any such applicable law shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein. Without limiting the application of the preceding sentence, a provision shall be considered invalid if its operation would cause the Basic Plan to fail to qualify under Section 401(a) of the Code.
9.6    Captions. The captions in this document and in the table of contents prefixed hereto are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.
9.7    Right of Discharge Reserved. The establishment of the Plan shall not be construed to confer upon any employee any legal right to be retained in the employ of a Participating Company or give any employee or any other person any right to benefits, except to the extent expressly provided for hereunder. All employees shall remain subject to discharge to the same extent as if the Plan had never been adopted, a

{00198838-2}    -39-

nd may be treated without regard to the effect such treatment may have upon them under the Plan.
9.8    Limitations on Liability. Notwithstanding any other provision of the Plan, no Participating Company nor any employee or agent of a Participating Company shall be liable to any Participant, Beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.
9.9    Section 409A Compliance. Notwithstanding any other provision of the Plan, the terms of each Plan shall in all instances be interpreted in a manner so as to comply with the requirements of Section 409A of the Code and Treasury Regulations issued thereunder.
9.10    Governing Law and Limitations on Actions. The Plan is intended to constitute an arrangement that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, all within the meaning of the ERISA. All rights under this Plan shall be governed by and construed in accordance with rules of Federal law applicable to such plans. No action (whether at law, in equity or otherwise) shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan's claim review procedure. Any action (whether at law, in equity or otherwise) must be commenced within three (3) years. This three (3) year period shall be computed from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan's claim review procedure and (b) the date such individual's c

{00198838-2}    -40-

ause of action first accrued (as determined under the laws of the State of New York without regard to principles of choice of laws).

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ARTICLE 10
EFFECTIVE DATE; SHARE AUTHORIZATION
10.1    Effective Date. This amended and restated Plan shall be effective on January 1, 2009. Further, for the period from January 1, 2005 through December 31, 2008, it was intended that the Plan be administered and operated in good faith compliance with Section 409A of the Code and in accordance with the transition rules provided in IRS Notice 2005-1, IRS Notice 2006-79 and IRS Notice 2007-86 including, but not limited to, the rules governing Participants' elections as to the time and method of payment.
10.2    Shares Authorized. Pursuant to the resolution adopted by the Board of Directors on May 15, 2003, 5,000,000 (five million) shares of MMC Stock (as may be adjusted for stock splits, stock dividends, reorganizations and the like) are authorized for issuance pursuant to this Plan on and after May 15, 2003.

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IN WITNESS WHEREOF, MARSH & MCLENNAN COMPANIES, INC. has caused this amended and restated Plan to be executed by its duly authorized officer this 27th day of December, 2012.
MARSH & MCLENNAN COMPANIES, INC.

By: /s/ Laurie Ledford
Laurie Ledford
Senior Vice President and Chief
Human Resources Officer

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